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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of Drake Funds Trust (consisting of Drake Total Return Fund and Drake Low Duration Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", "Independent Registered Public Accounting Firm", "Summary of Service Providers" and "Financial Statements" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
February 28, 2007